Exhibit 10.1

September 9, 2011

Robert J. Lollini

[ADDRESS]

Dear Bob:

The Board of Directors (the “Board”) of Myrexis, Inc. (the “Company”) is pleased to offer you the positions of President and Chief Executive Officer (the “Offer”). You will be expected to perform various duties consistent with these positions, and you will report directly to the Board. This Offer is conditioned on your acceptance of the terms set forth below in this letter (this “Offer Letter”).

Compensation

a. Base Salary. Your compensation will be $395,000 per year, less payroll deductions and all required withholdings. You will be paid in accordance with the Company’s normal payroll procedures.

b. Payment for Service as Interim President and CEO. Promptly following execution of this Offer Letter by you, you will receive a one-time payment of $25,000 for your service as Interim President and Chief Executive Officer.

b. Bonus. You will be eligible for an annual bonus of up to 50% of your base salary. Such bonus will be determined in the sole discretion of the Board or an appropriate committee appointed by the Board. The bonus, if any, will be paid to you in accordance with the Company’s normal procedures, but in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.

c. Stock Option. Subject to approval by the Board, or an appropriate committee appointed by the Board, at its first regularly scheduled meeting after the date hereof (currently scheduled for September 22, 2011), you will be granted an option (the “Option”) to purchase 300,000 shares of common stock of the Company with a per share exercise price equal to the fair market value of the common stock of the Company on the date of grant as determined by the Board and pursuant to the terms of the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan. The Option shall vest as to 25% of the shares on each of the first four anniversaries of the date of grant.

d. Benefits. You will be eligible for those benefits the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. The Company may modify your compensation and benefits from time to time as it deems necessary.

Severance and Change in Control

The Offer is subject to and conditioned upon your execution of the First Amendment to the Executive Severance and Change in Control Agreement, dated February 1, 2010, by and between you and the Company (the “Severance Agreement”), a copy of which is attached hereto as Exhibit A.

Employment Agreement

Except as otherwise set forth above, the terms and conditions of the Employment Agreement, dated July 1, 2009, by and between you and the Company (the “Employment Agreement”) remain in full force and effect.

General

This Offer Letter, together with the Severance Agreement and the Employment Agreement (each as amended pursuant to the terms hereof), along with any agreements, exhibits or instruments referenced in such documents, form the complete and exclusive statement of the terms of your employment with the Company. You and the Company acknowledge and agree that this Offer Letter constitutes a valid and binding modification of the Employment Agreement (pursuant to Section 11 of such Agreement) and of the Severance Agreement (pursuant to Section 9.12 of such Agreement).

If you wish to accept the Offer under the terms described above, please sign and date this letter, and return a signed version to me as promptly as possible. We look forward to your favorable reply and to a productive and enjoyable work relationship. If you have any questions regarding this letter, please contact me.

Sincerely,

/s/ Gerald P. Belle
Gerald P. Belle Chairman of the Board of Directors

Accepted and Agreed:

/s/ Robert J. Lollini
Robert J. Lollini

September 9, 2011
Date:

Attachment:

Exhibit A: First Amendment to Executive Severance and Change in Control Agreement

2